Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix announces a 5-for-1 stock split and quarterly dividend
LAKELAND, Fla., April 1, 2022 — Publix announced its board of directors approved a 5‑for-1 stock split and an increase in the number of authorized shares of its common stock from 1 billion to 4 billion shares. In addition, Publix announced the board declared a quarterly dividend on its common stock.
Under the revised Florida Business Corporation Act, which became effective Jan. 1, 2020, no shareholder approval is required in connection with a stock split and the related increase in authorized shares.
The stock split and authorized shares increase will be effective as of the close of business April 14, 2022. For each share of stock a shareholder owns, they will receive four additional shares issued from the stock split in book entry form as an electronic certificate(s). The additional shares will be reported by Publix to the shareholder on a stock account transaction statement. Shareholders should keep existing paper stock certificates. Publix stock will begin trading at the split‑adjusted price of $13.76 per share after the stock split.
A dividend on the post-split shares of 9 cents per share will be payable May 2, 2022, either through direct deposit or mailed as a check to shareholders of record as of the close of business April 15, 2022.
To elect direct deposit of dividends, visit corporate.publix.com/stock and click Publix Stockholder Online at the bottom of the page. After registering for a confidential online account, log in and select Dividends > Payment Preferences to elect direct deposit. Direct deposit elections also can be made by completing the online Direct Deposit Authorization for Publix Stock Dividends form at corporate.publix.com/stock > Stockholder Resources > Forms. Print and sign the form as indicated, and then send it with a voided check to Publix stockholder services.
While processing the stock split, Publix stockholder services will be closed on April 15, 2022, and unable to provide services to shareholders. The department is expected to re-open on April 18, 2022, by 1 p.m. Eastern time.
Publix, the largest employee-owned company in the U.S. with more than 230,000 associates, currently operates 1,297 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina and Virginia. For 24 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s website, corporate.publix.com. ###